To: From: Date: Re:	Members of the Board of Directors and Executive Officers of Popular
Brunilda Santos de Alvarez, Executive Vice President and Chief Legal Officer
May 1, 2006
BLACKOUT NOTICE UNDER SARBANES-OXLEY ACT OF 2002

This notice is to inform you about certain special trading restrictions applicable to you as a director or executive officer of Popular, Inc. (the “Company”) during the “Blackout Period” that will be in effect as a result of the merger of the Banco Popular de Puerto Rico Savings and Investment Plan (the “Plan”) into the Popular, Inc. Savings & Investment Plan. As a result of these changes, participants in the Plan will temporarily be unable to direct or diversify investments in their accounts or obtain distributions from the Plan, among others. These limitations on transactions will impact the Popular, Inc. Stock Fund maintained under the Plan.

Beginning on Thursday, June 1, 2006 at 12:00 a.m. Eastern Daylight Time (“EDT”) and ending on Monday, July 3, 2006 at 12:00 a.m. EDT, you will be prohibited from directly or indirectly purchasing, selling, or otherwise acquiring or transferring any equity securities of the Company (including any related derivative security), acquired in connection with your service as a director or employment as an executive officer. As explained in more detail below, this prohibition is imposed by Section 306 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules promulgated thereunder by the U.S. Securities and Exchange Commission, commonly referred to as Regulation BTR (Blackout Trading Restriction).

Generally, under Section 306 of the Sarbanes-Oxley Act, directors and executive officers of the Company are prohibited from directly or indirectly purchasing, selling, or otherwise acquiring or transferring any equity securities of the Company (including any related derivative security), acquired in connection with their service as a director or employment as an executive officer, during the period that participant transactions are restricted under the Plans. IT IS IMPORTANT TO NOTE THAT THESE TRADING RESTRICTIONS PROHIBIT DIRECTORS AND EXECUTIVE OFFICERS FROM ENGAGING IN THESE ACTIVITIES BOTH WITHIN AND OUTSIDE THE PLAN.

Although the trading restrictions described above are subject to certain exceptions, given the complexity of the rules and the fact that it will coincide with the regular blackout period under the Company’s insider trading policy, you should avoid any transactions of this nature during the Blackout Period. In addition, pursuant to the Company’s pre-clearance procedures, which continue to apply, you may not engage in any transaction involving the Company’s equity securities (including any sale, purchase, gift, loan, pledge, hedge, contribution to a trust or charity, equity compensation plan transaction such as an option exercise, or any other transfer) without first obtaining pre-clearance for such transaction from the Company’s Chief Legal Officer.

This notice is provided to you pursuant to Rule 104 of Regulation BTR and Section 306 of the Sarbanes-Oxley Act.

If you have any questions concerning this notice or the Blackout Period, you should contact Eduardo J. Negrón, Senior Vice President and Deputy Chief Legal Officer.